Exhibit 99.1

Contacts:	Steven O. Cordier
Senior Vice President and CFO
Penford Corporation
303-649-1900
steve.cordier@penx.com
Penford Corporation Expands Banking Credit Facility
Centennial, CO., October 10, 2006 — Penford Corporation (Nasdaq: PENX) today announced that it entered into a $145 million credit facility on October 5, 2006 with several leading commercial banks. This expanded facility increases the Company’s available credit by $40 million to finance the previously announced conversion of a portion of its existing manufacturing facility in Cedar Rapids, Iowa to ethanol production.
The five year facility consists of a $60 million revolving line of credit expiring December 31, 2011, a five-year $40 million term loan, and a $45 million capital expansion loan commitment maturing December 2012. The Company indicated that it would record a $0.6 million charge in the first fiscal quarter of 2007 for the write off of unamortized transaction costs associated with the prior debt facility.
Penford announced in June plans to invest $42 million to expand its Cedar Rapids, Iowa site beyond starch to enable annual production of approximately 40 million gallons of ethanol. The Company expects the facility to begin producing ethanol by the end of 2007.
“With significant infrastructure already in place, Penford is positioned well to realize increased shareholder value from extending into ethanol production due to our lower cost-of-entry, faster time-to-market, advantageous logistics and favorable processing economics. This expanded credit facility provides the financial support required to fund the ethanol initiative, as well as to continue with plans to support growth in our food businesses,” said Tom Malkoski, Chief Executive Officer.

The Administrative Agent for the new facility is Harris N.A. The following banks also joined the facility: Australia and New Zealand Banking Group, LaSalle Bank, Rabobank Nederland, and U.S. Bank.
Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking, textiles and food products. Penford has nine locations in the United States, Australia and New Zealand.
The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, and those described from time to time in filings with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications; interest rate and energy cost volatility; foreign currency exchange rate fluctuations; changes in assumptions used for determining employee benefit expense and obligations; or other unforeseen developments in the industries in which Penford operates.
# # #

2